Exhibit 23.1

Beijing Office Kerry Center South Tower 1 Guang hua Rd., #2419-2422, Chaoyang Dist., Beijing 100020 T 8610.8518.7992

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Ambow Education Holding Ltd on Form F-3 (File No. 333-231273) of our report dated April 8, 2021, with respect to our audits of the consolidated financial statements of Ambow Education Holding Ltd as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020 appearing in this Annual Report on Form 20-F of Ambow Education Holding Ltd for the year ended December 31, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

Beijing, China

April 8, 2021